Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE FOURTH QUARTER
AND FISCAL 2013

MILWAUKEE, August 15, 2013/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its fourth fiscal quarter and year ended June 30, 2013.

Highlights:

•
Fourth quarter fiscal 2013 consolidated net sales were $477.2 million, a decrease of $24 million from the prior year. Fourth quarter 2013 adjusted net income was $10.7 million, a decrease of $0.2 million from the prior year. Fourth quarter 2013 adjusted diluted earnings per share were $0.22, or comparable to the prior year.

•
The Company recorded a non-cash pre-tax goodwill and tradename impairment charge of $90.1 million ($62.0 million after tax or $1.30 per diluted share) during the fourth quarter of fiscal 2013 within its Products Segment.

•	Pre-tax charges related to the previously announced restructuring actions and a legal settlement were $5.7 and $24.1 million during the three and twelve months ended June 30, 2013, respectively.

•
Including the impairment charges, restructuring costs and legal settlement, the fourth quarter fiscal 2013 consolidated net loss was $55.0 million compared to a net loss of $8.4 million in the same period last year.

•
Fiscal 2013 consolidated net sales were $1.9 billion, a decrease of 9.9% from fiscal 2012. Fiscal 2013 adjusted net income was $45.1 million compared to $57.8 million in fiscal 2012. Fiscal 2013 adjusted diluted earnings per share were $0.93 compared to $1.15 in fiscal 2012.

•
Operating cash flows for fiscal 2013 improved to $160.8 million from $66.0 million in fiscal 2012. Net debt at fiscal year-end 2013 was $36.9 million, a decrease from $71.9 million at the end of fiscal 2012.

•	The Company's restructuring actions achieved pre-tax savings of $37.2 million during fiscal 2013.

•	Including the impairment charges, restructuring costs and legal settlement, the fiscal 2013 consolidated net loss was $33.7 million compared to net income of $29.0 million in fiscal 2012.

“During fiscal 2013, our industry continued to be impacted by cautious consumer spending on outdoor power equipment and channel inventory corrections following last summer's droughts in the United States and Australia. We have seen retail sales momentum increase over the past several weeks compared to last year and we believe that inventory levels in the channel are decreasing to more normal levels,” commented Todd J. Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation. “Focusing on things within our control, we had solid execution during the year on realizing $37 million in cost savings from our restructuring actions, exiting the lower margin mass retail lawn and garden products business and expanding our international distribution in Southeast Asia and Latin America including the acquisition of Branco in Brazil,” Teske continued. “Our focus on reducing the working capital requirements in the business resulted in over $160 million of cash flows from operations in fiscal 2013 and a solid balance sheet which positions us well for executing our strategy of growing the global engines business and expanding in higher margin products in our existing markets and in developing regions of the world.”

Consolidated Results:

Consolidated net sales for the fourth quarter of fiscal 2013 were $477.2 million, a decrease of $24.0 million or 4.8% from the fourth quarter of fiscal 2012. Net sales were lower compared to the fourth quarter of the prior year primarily as a result of delayed spring weather patterns in the U.S. and Europe that have not yet recovered in the current season and due to the company's decision to no longer sell lawn and garden products to large mass retailers in the U.S. Fiscal 2013 fourth quarter consolidated net loss, which includes goodwill and tradename impairment, litigation settlement, and restructuring charges, was $55.0 million, or $1.17 per diluted share. The fourth quarter of fiscal 2012 consolidated net loss including restructuring charges, was $8.4 million, or $0.18 per diluted share.

Included in the consolidated net loss for the fourth quarter of fiscal 2013 were pre-tax charges of $90.1 million for a non-cash goodwill and tradename impairment, $1.9 million for a litigation settlement associated with a horsepower labeling lawsuit in Canada, and $3.8 million related to previously announced restructuring actions. Included in consolidated net income for the fourth quarter of fiscal 2012 were pre-tax charges of $30.1 million also related to the restructuring actions. After removing the impact of these items, the adjusted consolidated net income for the fourth quarter of fiscal 2013 was $10.7 million or $0.22 per diluted share, which was $0.2 million lower compared to the fourth quarter fiscal 2012 adjusted consolidated net income of $10.8 million or $0.22 per diluted share. The goodwill and tradename impairment charge is a non-cash expense that did not adversely affect the company's debt position, cash flow, liquidity or compliance with financial covenants under its credit facilities. No goodwill or tradename impairment charges were recorded within the Engines Segment.

Consolidated net sales for fiscal 2013 were $1.9 billion, a decrease of $204.0 million or 9.9% when compared to the same period a year ago. Consolidated net loss for fiscal 2013 was $33.7 million or $0.73 per diluted share. Consolidated net income for fiscal 2012 was $29.0 million or $0.57 per diluted share.

Included in the consolidated net loss for fiscal 2013 were pre-tax charges of $90.1 million for the goodwill and tradename impairment, $1.9 million for the litigation settlement and $22.2 million related to previously announced restructuring actions. Included in consolidated net income for fiscal 2012 were pre-tax charges of $49.9 million also related to the restructuring actions. After removing the impact of these items, the adjusted consolidated net income for fiscal 2013 was $45.1 million or $0.93 per diluted share, which was a decrease of $12.8 million or $0.22 per diluted share compared to fiscal 2012 adjusted consolidated net income of $57.8 million or $1.15 per diluted share.

Engines Segment:

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
(In Thousands)	2013	2012	2013	2012
Engines Net Sales	$299,043	$322,456	$1,189,674	$1,309,942

Engines Gross Profit as Reported	$54,506	$63,768	$236,486	$250,323
Restructuring Charges	1,662	4,314	9,008	14,257
Adjusted Engines Gross Profit	$56,168	$68,082	$245,494	$264,580

Engines Gross Profit % as Reported	18.2%	19.8%	19.9%	19.1%
Adjusted Engines Gross Profit %	18.8%	21.1%	20.6%	20.2%

Engines Income from Operations as Reported	$10,519	$14,684	$59,093	$66,559
Restructuring Charges	1,662	8,371	12,443	18,314
Litigation Settlement	1,877	—	1,877	—
Adjusted Engines Income from Operations	$14,058	$23,055	$73,413	$84,873

Engines Income from Operations % as Reported	3.5%	4.6%	5.0%	5.1%
Adjusted Engines Income from Operations %	4.7%	7.1%	6.2%	6.5%

Engines Segment fiscal 2013 fourth quarter net sales were $299.0 million, which was $23.4 million or 7.3% lower than the fourth quarter of fiscal 2012. This decrease in net sales was driven by reduced shipments of engines used on walk and riding lawnmowers, pressure washers and snow throwers in North American and European markets. OEM customers, retailers and dealers took actions to reduce channel inventories coming off a historic drought during last season in North America and a late start to warmer spring weather this season in both North America and Europe. Net sales were also lower in the fourth quarter of fiscal 2013 due to an unfavorable mix of engines sold and unfavorable foreign exchange of $2.3 million primarily related to the Euro.

The Engines Segment adjusted gross profit percentage for the fourth quarter of 2013 was 18.8%, which was 2.3% lower compared to the fourth quarter of fiscal 2012. The adjusted gross profit percentage was unfavorably impacted by

1.9% as a result of a 20% reduction in engines built to control inventory levels in response to reduced shipments. The reduced manufacturing activity enabled the acceleration of annual plant repair and maintenance into the fourth fiscal quarter of 2013 which had an unfavorable impact on the adjusted gross profit percentage of 1.2%. Restructuring savings achieved of $2.7 million partially offset the reduction in adjusted gross profit percentage. Lower material costs were offset by reduced pricing, unfavorable foreign exchange and an unfavorable mix of engines sold.

The Engines Segment engineering, selling, general and administrative expenses were $44.0 million in the fourth quarter of fiscal 2013, a decrease of $1.0 million from the fourth quarter of fiscal 2012 primarily due to lower compensation costs and reduced selling expenses in response to reduced sales. Partially offsetting these reductions was a $1.9 million litigation settlement charge in the fourth quarter of 2013 associated with a horsepower labeling case in Canada. The litigation settlement charge is excluded from the Engine Segment's adjusted income from operations.

Engines Segment net sales for fiscal 2013 were $1.19 billion, which was $120.3 million or 9.2% lower than the same period a year ago. This decrease in net sales was primarily driven by reduced shipments of engines used on walk, ride and snow equipment in the North American market as well as lower sales to OEM customers for the European and Australasian markets. European markets were off considerably given macroeconomic issues and unfavorable weather conditions. Australasia markets were off due to a significant lack of rainfall in highly populated areas. In addition, sales were lower in fiscal 2013 due to an unfavorable mix of engines sold that reflected proportionately lower sales of large engines and unfavorable foreign exchange of $11.6 million primarily related to the Euro.

The Engines Segment adjusted gross profit percentage for 2013 was 20.6%, which was 0.4% higher compared to fiscal 2012. The adjusted gross profit percentage was favorably impacted by 1.5% due to lower manufacturing costs achieved through restructuring savings of $10.9 million and start-up costs incurred in fiscal 2012 associated with launching our phase III emissions compliant engines. Partially offsetting this improvement was a 9% reduction in engines built in fiscal 2013 which reduced the adjusted gross profit percentage by 1.3%. Lower material costs were mostly offset by reduced pricing, unfavorable foreign exchange and an unfavorable mix of engines sold.

The Engines Segment engineering, selling, general and administrative expenses were $174.0 million in fiscal 2013, or $5.7 million lower compared to fiscal 2012. The decrease is primarily due to lower compensation costs of $8.4 million as a result of the previously announced reduction of 10% of the global salaried workforce and reduced selling costs in response to the softness in the global markets, partially offset by $2.8 million of increased pension expense compared to the same period last year.

Products Segment:

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
(In Thousands)	2013	2012	2013	2012
Products Net Sales	$203,127	$220,141	$805,450	$952,110

Products Gross Profit as Reported	$23,594	$4,518	$87,392	$86,193
Restructuring Charges	2,129	20,682	9,753	30,503
Adjusted Products Gross Profit	$25,723	$25,200	$97,145	$116,696

Products Gross Profit % as Reported	11.6%	2.1%	10.9%	9.1%
Adjusted Products Gross Profit %	12.7%	11.4%	12.1%	12.3%

Products Income (Loss) from Operations as Reported	$(93,131)	$(27,248)	$(104,918)	$(25,531)
Restructuring Charges	2,129	21,732	9,753	31,553
Goodwill and Tradename Impairment	$90,080	$—	$90,080	$—
Adjusted Products Income (Loss) from Operations	$(922)	$(5,516)	$(5,085)	$6,022

Products Income (Loss) from Operations % as Reported	(45.8)%	(12.4)%	(13.0)%	(2.7)%
Adjusted Products Income (Loss) from Operations %	(0.5)%	(2.5)%	(0.6)%	0.6%

Products Segment fiscal 2013 fourth quarter net sales were $203.1 million, a decrease of $17.0 million or 7.7% from the fourth quarter of fiscal 2012. The decrease in net sales was primarily related to the Company's decision to exit the sale of lawn and garden equipment through national mass retailers. In addition, pressure washer sales decreased in North America from last year due to a later start to this spring selling season. The net sales decrease was partially offset by higher sales of lawn and garden equipment to dealers in the U.S. and increased net sales in Brazil from the acquisition of Branco in December of 2012.

The Products Segment adjusted gross profit percentage for the fourth quarter of 2013 was 12.7%, which was 1.3% higher than the adjusted gross profit percentage for the fourth quarter of fiscal 2012. The adjusted gross profit percentage benefitted by 2.0% as a result of favorable pricing and the impact of a higher proportion of units shipped through the dealer channel and 1.1% due to achieving restructuring cost savings of $2.5 million. The addition of sales from the Branco acquisition and favorable foreign exchange also improved the adjusted gross profit percentage. The improvement was partially offset by a decrease of 3.1% due to unfavorable absorption associated with a 15% decrease in production throughput. The McDonough, Georgia manufacturing facility was idled for three weeks in the quarter in order to control inventory levels in response to softness in the U.S. market coming off of last season's historic drought coupled with the late spring conditions in the current season.

The Products Segment fiscal 2013 fourth quarter engineering, selling, general and administrative expenses were $26.6 million, a decrease of $4.1 million from the fourth quarter of fiscal 2012. The decrease was attributable to lower compensation costs, $0.6 million of lower bad debt expense and reduced selling costs in response to the softness in the global markets. These reductions were partially offset by the addition of expenses related to the Branco acquisition.

Products Segment net sales for fiscal 2013 were $805.5 million, a decrease of $146.7 million or 15.4% from the same period a year ago. Approximately $90 million of the net sales decrease resulted from our decision to exit the sale of lawn and garden equipment through national mass retailers. The remaining decrease was primarily due to lower sales volumes of snow equipment due to significantly below average snowfall in North America and reduced sales of lawn and garden equipment resulting from prolonged drought conditions in the United States and Australasia. The decrease in net sales was partially offset by higher shipments of portable and standby generators in the North American market.

The Products Segment adjusted gross profit percentage for fiscal 2013 was 12.1%, which was 0.2% lower compared to the adjusted gross profit percentage for fiscal 2012. The adjusted gross profit percentage decreased 3.1% due to unfavorable absorption associated with a 15% decrease in production volume. The McDonough, Georgia manufacturing facility shutdown days increased by nearly six weeks in fiscal 2013 compared to last year. This enabled the Products Segment to achieve a reduction in inventory levels despite the challenge of reduced sales volumes caused by lower market demand. The unfavorable volume impact on gross profit percentage was partially offset by a 2.3% benefit due to achieving restructuring cost savings of $13.6 million and other efficiency improvements. The addition of sales from the Branco acquisition and favorable foreign exchange, primarily due to the Australian dollar, also increased the gross margin percentage in fiscal 2013.

The Products Segment engineering, selling, general and administrative expenses were $102.2 million in fiscal 2013, a decrease of $8.4 million from fiscal 2012. The decrease was attributable to lower compensation costs which include a $2.5 million benefit from the previously announced global salaried employee reduction as well as reduced selling expenses in response to the softness in the global markets. These reductions were partially offset by the addition of expenses related to the Branco acquisition.

Corporate Items:

Interest expense for the fourth quarter of fiscal 2013 was $0.1 million higher compared to the same period a year ago. For fiscal 2013, interest expense was comparable to fiscal 2012.

The effective tax rate for the fourth quarter and fiscal 2013 YTD was 32.6% and 35.5%, respectively, compared to 37.0% and 2.9% for the same respective periods last year. The decrease in the effective tax rate for the fourth quarter of fiscal 2013 compared to the fourth quarter of fiscal 2012 is primarily due to a $5.6 million non-deductible goodwill impairment charge recognized in the fourth quarter of fiscal 2013. The increase in the effective tax rate for fiscal 2013 compared to fiscal 2012 was primarily due to a net benefit of $5.6 million associated with restructuring charges incurred in connection with closing the Company's Ostrava manufacturing facility, a net benefit of $5.1 million due to the expiration of a non-U.S. statute of limitation period during fiscal 2012, and an additional tax expense of $5.6 million for a non-cash goodwill impairment charge in fiscal 2013.

Financial Position:

Net debt at June 30, 2013 was $36.9 million (total debt of $225.3 million less $188.4 million of cash), or $35.0 million lower from the $71.9 million (total debt of $228.0 million less $156.1 million of cash) at July 1, 2012. Cash flows provided by operating activities for fiscal 2013 were $160.8 million compared to $66.0 million in fiscal 2012. The improvement in operating cash flows was primarily related to lower working capital needs in fiscal 2013 associated with lower levels of accounts receivable and inventory compared to the prior year.

Restructuring:

The previously announced restructuring actions remain on schedule. The Company achieved total pre-tax savings for the fourth quarter and fiscal 2013 of $8.3 million and $37.2 million, respectively. In the fourth quarter of fiscal 2013, the Company closed on the sale of its Ostrava, Czech Republic manufacturing facility and has nearly completed all activities associated with exiting the Newbern, Tennessee manufacturing facility. The Company continues to make progress towards moving horizontal engine manufacturing from its Auburn, Alabama plant to China. As noted previously, pre-tax restructuring costs for the fourth quarter and fiscal 2013 were $3.8 million and $22.2 million, respectively. Pre-tax restructuring costs for fiscal 2014 are estimated to be $4 million to $8 million. Incremental restructuring savings are expected to be $3 million to $5 million.

Share Repurchase Program:

On August 10, 2011, the Board of Directors of the Company authorized up to $50 million in funds for use in a common share repurchase program with an expiration of June 30, 2013. On August 8, 2012, the Board of Directors of the Company authorized up to an additional $50 million in funds associated with the common share repurchase program and an extension of the expiration date to June 30, 2014. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. During fiscal 2013, the Company repurchased approximately 1.5 million shares on the open market at an average price of $19.63 per share.

Outlook:

For fiscal 2014, the Company projects net income to be in a range of $50 million to $62 million or $1.04 to $1.28 per diluted share prior to the impact of any additional share repurchases and costs related to our announced restructuring actions. Our fiscal 2014 consolidated net sales are projected to be in a range of $1.88 billion to $2.03 billion. We estimate that the retail market for lawn and garden products will increase 4-6% in the U.S. next season. The estimated incremental impact of exiting the sale of lawn and garden equipment through national mass retailers is approximately $10 million to $15 million of reduced sales in fiscal 2014. In addition, sales in fiscal 2013 were favorably impacted by sales of portable and standby generators in response to power outages during hurricanes Isaac and Sandy. The upper end of our earnings projections contemplates a higher market recovery in excess of 10% for the U.S. lawn and garden market, normal snowfall and a landed hurricane. Operating income margins are expected to improve over fiscal 2013 and be in a range of 4.5% to 5.0% and reflect the positive impacts of the restructuring actions. Interest expense and other income are estimated to be approximately $18 million and $5 million, respectively. The effective tax rate is projected to be in a range of 30% to 33% and capital expenditures are projected to be approximately $50 million to $55 million.

Conference Call Information:

The Company will host a conference call today at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 804-3545. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1596431.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company's Annual Report on Form 10-K and in its periodic reports on Form 10-Q.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world's largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America's number one manufacturer of portable generators and pressure washers, and it is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Fiscal Periods Ended June
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
	2013	2012	2013	2012
NET SALES	$477,153	$501,192	$1,862,498	$2,066,533
COST OF GOODS SOLD	391,793	406,517	1,514,597	1,685,048
RESTRUCTURING CHARGES	3,791	24,996	18,761	44,760
Gross Profit	81,569	69,679	329,140	336,725

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	70,632	75,743	276,188	290,381
RESTRUCTURING CHARGES	—	5,107	3,435	5,107
GOODWILL AND TRADENAME IMPAIRMENT	90,080	—	90,080	—
Income (Loss) from Operations	(79,143)	(11,171)	(40,563)	41,237

INTEREST EXPENSE	(4,717)	(4,597)	(18,519)	(18,542)
OTHER INCOME	2,281	2,429	6,941	7,178
Income (Loss) before Income Taxes	(81,579)	(13,339)	(52,141)	29,873

PROVISION (CREDIT) FOR INCOME TAXES	(26,568)	(4,931)	(18,484)	867
Net Income (Loss)	$(55,011)	$(8,408)	$(33,657)	$29,006

Average Shares Outstanding	47,310	47,890	47,172	48,965
BASIC EARNINGS (LOSS) PER SHARE	$(1.17)	$(0.18)	$(0.73)	$0.58

Diluted Average Shares Outstanding	47,310	47,890	47,172	49,909
DILUTED EARNINGS (LOSS) PER SHARE	$(1.17)	$(0.18)	$(0.73)	$0.57

Segment Information
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
	2013	2012	2013	2012
NET SALES:
Engines	$299,043	$322,456	$1,189,674	$1,309,942
Products	203,127	220,141	805,450	952,110
Inter-Segment Eliminations	(25,017)	(41,405)	(132,626)	(195,519)
Total *	$477,153	$501,192	$1,862,498	$2,066,533

* International sales based on product shipment destination included in net sales	$104,199	$95,869	$557,534	$625,578

GROSS PROFIT:
Engines	$54,506	$63,768	$236,486	$250,323
Products	23,594	4,518	87,392	86,193
Inter-Segment Eliminations	3,469	1,393	5,262	209
Total	$81,569	$69,679	$329,140	$336,725

INCOME (LOSS) FROM OPERATIONS:
Engines	$10,519	$14,684	$59,093	$66,559
Products	(93,131)	(27,248)	(104,918)	(25,531)
Inter-Segment Eliminations	3,469	1,393	5,262	209
Total	$(79,143)	$(11,171)	$(40,563)	$41,237

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measure. Management's inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Net Income (Loss) & Diluted Earnings (Loss) Per Share for the Fiscal Periods Ended June
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
	2013	2012	2013	2012
Net Income (Loss)	$(55,011)	$(8,408)	$(33,657)	$29,006
Tax effected charges to reported net income:
Restructuring Charges[1]	2,498	19,254	15,527	28,805
Goodwill and Tradename Impairment[2]	61,964	—	61,964	—
Litigation Settlement[3]	1,220	—	1,220	—
Adjusted Net Income	$10,671	$10,846	$45,054	$57,811

Diluted Earnings (Loss) Per Share	$(1.17)	$(0.18)	$(0.73)	$0.57
Tax effected charges to reported diluted earnings per share:
Restructuring Charges[1]	0.05	0.40	0.33	0.58
Goodwill and Tradename Impairment[2]	1.30	—	1.30	—
Litigation Settlement[3]	0.03	—	0.03	—
Adjusted Diluted Earnings Per Share[4]	$0.22	$0.22	$0.93	$1.15

[1] For Fiscal 2013, represents charges of $3,791 net of $1,293 of taxes for the fourth quarter, and $22,196 net of $6,669 of taxes for the year. For Fiscal 2012, represents charges of $30,103 net of $10,849 of taxes for the fourth quarter, and $49,867 net of $21,062 of taxes for the year.

[2] Represents a $90,080 charge, of which $13,807 related to non-deductible goodwill for tax purposes. The remaining impairment generated a $28,116 tax benefit.
[3] Represents costs of $1,877 net of $657 of taxes.
[4] Earnings per share amounts may not total due to rounding.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Gross Profit for the Fiscal Periods Ended June
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
	2013	2012	2013	2012
GROSS PROFIT:
Engines
Gross Profit	$54,506	$63,768	$236,486	$250,323
Restructuring Charges	1,662	4,314	9,008	14,257
Adjusted Engines Gross Profit	$56,168	$68,082	$245,494	$264,580

Products
Gross Profit	23,594	4,518	87,392	86,193
Restructuring Charges	2,129	20,682	9,753	30,503
Adjusted Products Gross Profit	$25,723	$25,200	$97,145	$116,696

Inter-Segment Eliminations	3,469	1,393	5,262	209
Adjusted Gross Profit	$85,360	$94,675	$347,901	$381,485

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Income (Loss) from Operations for the Fiscal Periods Ended June
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
	2013	2012	2013	2012
INCOME (LOSS) FROM OPERATIONS:
Engines
Income from Operations	$10,519	$14,684	$59,093	$66,559
Restructuring Charges	1,662	8,371	12,443	18,314
Litigation Settlement	1,877	—	1,877	—
Adjusted Engines Income from Operations	$14,058	$23,055	$73,413	$84,873

Products
Income (Loss) from Operations	(93,131)	(27,248)	(104,918)	(25,531)
Restructuring Charges	2,129	21,732	9,753	31,553
Goodwill and Tradename Impairment	90,080	—	90,080	—
Adjusted Products Income (Loss) from Operations	$(922)	$(5,516)	$(5,085)	$6,022

Inter-Segment Eliminations	3,469	1,393	5,262	209
Adjusted Income (Loss) from Operations	$16,605	$18,932	$73,590	$91,104

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of Fiscal June
(In Thousands)
(Unaudited)

CURRENT ASSETS:	2013	2012
Cash and Cash Equivalents	$188,445	$156,075
Accounts Receivable, Net	190,800	223,996
Inventories	408,095	433,684
Deferred Income Tax Asset	47,534	44,527
Assets Held For Sale	—	10,404
Prepaid Expenses and Other Current Assets	24,107	42,814
Total Current Assets	858,981	911,500

OTHER ASSETS:
Goodwill	147,352	204,764
Investments	19,764	22,163
Debt Issuance Costs	4,710	5,717
Other Intangible Assets, Net	87,980	87,067
Deferred Income Tax Asset	27,544	66,951
Other Long-Term Assets, Net	14,025	8,820
Total Other Assets	301,375	395,482

PLANT AND EQUIPMENT:
At Cost	1,019,354	1,026,845
Less - Accumulated Depreciation	732,160	725,596
Plant and Equipment, Net	287,195	301,249
	$1,447,551	$1,608,231

CURRENT LIABILITIES:
Accounts Payable	$143,189	$151,153
Short-Term Debt	300	3,000
Accrued Liabilities	131,266	151,756
Total Current Liabilities	274,755	305,909

OTHER LIABILITIES:
Accrued Pension Cost	150,131	296,394
Accrued Employee Benefits	23,458	25,035
Accrued Postretirement Health Care Obligation	72,695	89,842
Other Long-Term Liabilities	33,574	34,081
Long-Term Debt	225,000	225,000
Total Other Liabilities	504,858	670,352

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	77,004	81,723
Retained Earnings	1,042,917	1,099,859
Accumulated Other Comprehensive Loss	(224,928)	(322,704)
Treasury Stock, at Cost	(227,634)	(227,487)
Total Shareholders' Investment	667,938	631,970
	$1,447,551	$1,608,231

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Twelve Months Ended Fiscal June
CASH FLOWS FROM OPERATING ACTIVITIES:	2013	2012
Net Income (Loss)	$(33,657)	$29,006
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activities:
Depreciation and Amortization	$55,752	$63,714
Stock Compensation Expense	6,514	5,555
Goodwill and Tradename Impairment	90,080	—
Loss on Disposition of Plant and Equipment	696	174
Provision (Credit) for Deferred Income Taxes	(27,914)	3,926
Earnings of Unconsolidated Affiliates	(4,244)	(5,100)
Dividends Received from Unconsolidated Affiliates	4,636	4,029
Pension Cash Contributions	(29,363)	(28,746)
Non-Cash Restructuring Charges	13,081	35,910
Changes in Operating Assets and Liabilities:
Accounts Receivable	42,121	6,195
Inventories	34,696	(20,693)
Other Current Assets	10,232	(6,945)
Accounts Payable and Accrued Liabilities	9,196	(9,755)
Other, Net	(11,013)	(11,309)
Net Cash Provided by Operating Activities	160,813	65,961

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(44,878)	(49,573)
Proceeds Received on Disposition of Plant and Equipment	12,492	1,457
Payments Made for Acquisitions, Net of Cash Acquired	(59,627)	(2,673)
Net Cash Used in Investing Activities	(92,013)	(50,789)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	—	—
Repayments of Short-Term Debt	(2,700)	—
Debt Issuance Costs	—	(2,007)
Dividends Paid	(23,285)	(22,011)
Stock Option Exercise Proceeds and Tax Benefits	19,988	235
Treasury Stock Purchases	(30,359)	(39,287)
Net Cash Provided by Financing Activities	(36,356)	(63,070)

EFFECT OF EXCHANGE RATE CHANGES	(74)	(5,666)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	32,370	(53,564)
CASH AND CASH EQUIVALENTS, Beginning	156,075	209,639
CASH AND CASH EQUIVALENTS, Ending	$188,445	$156,075